Exhibit 99.1

For Immediate Release

Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

ISBA Announces Second Quarter 2017 Earnings

Mt. Pleasant, Michigan, July 27, 2017 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation’s second quarter 2017 earnings. The Corporation reported net income of $3.84 million for the quarter ended June 30, 2017.
“We are pleased to report our earnings for the second quarter of 2017,” stated Jae Evans, President and Chief Executive Officer for Isabella Bank Corporation. “The increase in second quarter earnings of $437,000 when compared to the same period in 2016, was a result of strong loan growth during the past year which has led to increased interest income. We continue to be committed to increasing earnings and shareholder value through growth in our loan portfolio, investment and trust services, and deposits while managing operating costs.”
Net Income
During the three and six month periods ended June 30, 2017, the Corporation reported net income of $3.84 million and $6.98 million and earnings per common share of $0.49 and $0.89, respectively. Net income and earnings per common share for the same periods of 2016 were $3.41 million and $6.42 million and $0.44 and $0.82, respectively. The increase in earnings was primarily driven by total interest income which increased $2.06 million when comparing the first six months of 2017 to the same period in 2016. Increased interest income is the result of strong loan growth during the last year.
Assets
As of June 30, 2017, total assets increased to $1.78 billion and assets under management grew to a record $2.50 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $723.89 million.
Loans
The Corporation's growth in the loan portfolio of $37.88 million over the six month period ended June 30, 2017 was largely driven by the growth of $24.92 million in the commercial loan portfolio. The Corporation anticipates continued loan growth during the remainder of 2017 as a result of the expansion in the Saginaw and Midland communities and our commitment to providing competitive products to our customers.
Net Interest Income
For the six months ended June 30, 2017, net interest income increased by $1.49 million in comparison to the same period in 2016. This increase was primarily the result of significant loan growth over the last year.
The Corporation's net yield on interest earning assets remained low at 3.01% for the six month period ended June 30, 2017. We do not anticipate that the Federal Reserve Bank will increase short term interest rates significantly in the remainder of 2017; therefore, we anticipate marginal improvements in our net yield on interest earning asset

s in the short term. Increases in net interest income are expected to occur only through continued strategic growth in loans, investments, and other income earning assets.
Dividends
During the second quarter of 2017, the Corporation paid a $0.25 per common share cash dividend which represented a 4.17% increase over the per common share cash dividend for second quarter of 2016. Based on the Corporation's closing stock price of $28.00 as of June 30, 2017, the annualized cash dividend yield was 3.57%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank, the Corporation’s banking subsidiary, has 29 banking locations and a loan production office throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past four years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.